HYDROCARB ENERGY *Fueling the Future*

BUSINESS SUMMARY

October 11, 2015

Introduction

Hydrocarb Energy Corporation is a publicly-traded domestic and international exploration and production company targeting domestic production opportunities and major under-explored oil and gas projects in emerging, highly prospective regions of the world.

The company's business model is to utilize strategic financings and domestic cash flow to grow domestic production and fund international opportunities. The company has established oil and gas production in Galveston Bay, Texas, and holds rights to a very large onshore concession in The Republic of Namibia. HECC management is highly experienced in domestic and international oil and gas evaluations and operations and is actively seeking domestic and international production and exploration projects. We believe that the combination of growing domestic reserves and cash flow, developing great speculative value from very large international exploration potential, and combining this with exceptional oil and gas management, gives HECC potential for tremendous growth over the next few years.

HECC has 23.2 million shares outstanding and has a market cap of approximately $32.3 million as of October 1, 2015. The company's stock is quoted on the OTCQB Market under the symbol HECC.

Domestic Operations



Hydrocarb Energy Corporation, through its wholly-owned subsidiary Galveston Bay Energy, LLC *(GBE)* operates four fields in Galveston Bay, Texas. The fields, which are in less than 10 feet of water, were discovered by Exxon in the 1960s and 1970s and have produced over 25 million barrels of oil and one trillion cubic feet *(1-TCF)* of gas from 140 legacy wellbores. While production varies somewhat on a daily basis, as of the first of October 2015, average daily production is at approximately plus or minus 300 barrels of oil per day *(BOD)* and plus or minus 3,000 thousand cubic feet of gas per day *(MCFD)*. This amounts to average daily production of plus or minus 500 barrels of oil equivalent per day *(BOED)* at a current 15:1 gas to oil ratio *(GOR)*. This production is derived from approximately 30 wellbores completed in the Frio formation at a depth of less than 10,000 feet. Production is about 60% oil that flows under gas lift and 40% natural gas. The company operates 100% of its production with an average net revenue interest *(NRI)* of 75% on 18,000 acres held by production *(HBP)*.



Trinity Bay Field
9,600 Acres
Fishers Reef Field
6,080 Acres
GALVESTON BAY
Redfish Reef Field
2,160 Acres
N. Point Bolivar Field
640 Acres

Average daily production is expected to increase to approximately 585 BOED of gross production upon completion of workovers that are now planned for completion. Today GBE expects positive cash flow, at current petroleum prices and production. The company estimates at October 11, 2015 WTI crude oil closing price of $49.63 per barrel and $2.51 per MCF gas that this GBE positive lease level cash flow is at around $250,000 per month on average, cash which can be used to pay other HECC expenses and which we believe will result in positive cash flow from HECC operations going forward. Such cash flow can fluctuate still depending on actual downtime and extraordinary maintenance that can occur from month to month. Once the current workovers are complete, this projected cash flow is expected to increase an estimated $67,000 per month with all other assumptions remaining unchanged. HECC's consolidated financials are expected to reflect positive net income after G&A but before non-cash expenses such as depreciation, depletion, amortization, financial derivative expenses and before any other cash expenses of interest and taxes.

Domestic Operations - Continued

Going forward HECC has an eighteen *(18)* month plan, funding permitting, to further develop its production through drilling some of its proved reserve prospects included in its July 2015 reserve report. The plan is to drill three wells including its top prospect. This first well will be heads up *(100% cost of Hydrocarb)* on Hydrocarb for a cost of about $3.75 million in Capital Expenditures *(CAPEX)* to drill and complete and the plan is to promote at a third for a quarter the next two top drilling prospects and be carried to production. Estimated costs *(to be invested by partners)* to drill the two promoted wells planned would be another $8.68 million. Study of the estimates in our reserve report shows that being successful with all three wells could move approximately $33 million *(non-discounted net cash over 14 years)* of its proved undeveloped *(PUDs)* into proved developed producing *(PDP)* category and it is estimated *(as of July 31, 2015 and using trailing average oil price of $71.68 per barrel of oil and $3.31 per MCF for gas)* that over the life of the wells that the company should realize a net $39 million *(non-discounted over 14 years)* including CAPEX recovery over the life of those wells. This is in addition to current positive lease operating cash flow. With very low variable costs and benefits of economies of scale helping, much more of the revenue resulting from the increased production would be expected to go directly to the bottom line. Assuming a successful 18 month development plan and that all three wells are drilled and completed, the successful development over the next eighteen *(18)* months would be expected to greatly enhance HECC's consolidated earnings before interest, taxes, depreciation and amortization *(EBITDA)* at current prices or better. Should we realize complete success, such 18 month development plan should increase current production by an estimated 71%. GBE also estimates that at the same $49.63 per barrel oil price and $2.51 per MCF gas price GBE's lease level net cash flow would approach $650,000 per month. At $75 per barrel oil price and $3.25 per MCF gas, such net cash flow estimates to reach over $1 million per month.

Per the latest July 31, 2015 Estimated Future Reserves and Income report submitted by the petroleum engineering firm, Ralph E. Davis Associates, the company's estimated proved and recoverable reserves include over 2 million barrels of oil and over 18 billion cubic feet of natural gas. Using an average trailing twelve month pricing of $71.68 per barrel of oil and $3.31 per MCF for gas, which is above the current prices for oil and gas, the reserve report estimates a non-discounted net cash flow of approximately $95 million expected to be realized over 14 years and assuming full development of all proved reserves but not taking into account any probable or possible reserves. The same report estimates a net present value of net cash flows at a 10% discount *(NPV10%)* of $54.6 million as of July 31, 2015 also using the same pricing. In addition to these proved reserves, the company has substantial probable and possible reserve targets in lower Frio, Vicksburg, and Yegua formations that are productive nearby.

HECC has been approached by potential partners to jointly develop certain of its Galveston Bay proved and probable locations and is currently drilling a high potential exploration well with partners. If successful, this well could justify a potentially large increase in probable *(2P)* reserves on the company's HBP acreage. In addition, HECC is seeking domestic production and development opportunities through the purchase of assets that are for sale by distressed sellers in the current low commodity price environment. We believe the company's development projects and potential acquisitions yield attractive economics at current strip prices.






ANGOLA
NAMIBIA

International Operations - Namibia

HECC currently holds over 5 million acres in a 4 block onshore concession in the Owambo Basin of northern Namibia. By way of comparison, the concession is approximately the size of New Jersey.

HECC has explored the concession with geologic field studies, soil and outcrop sampling, and aero magnetic and gravity surveys. Sixteen (16) new leads have been identified to date. One structure has been mapped with 2D seismic, and on December 27, 2013 Netherland Sewell and Associates *(NSA)* issued a report on a potential resource*** evaluation estimating unrisked volumes of potential oil in place of up to 1.1 billion barrels on this single geologic structure. Up to approximately 295 million barrels of unrisked potential recoverable oil resources were also estimated. Upon receipt of approximate additional financing of $5.5 million, HECC expects to shoot 750 km of 2D data over the most promising leads in FYE 2016 as part of the work obligation associated with the concession. The company believes that obtaining this new seismic data and furthering the exploration of our numerous leads could bring substantial additional value to HECC and its shareholders.


Owambo Basin
ANGOLA
NAMIBIA
Block 1714 B
Block 1715
Block 1814 B
Block 1815
Etosha Pan
18° 00' S
19° 00' S

HECC's business plan is to sell down the prospect as it is de-risked to enable further exploration and development to occur aggressively.

Namibia has an outstanding business climate and the terms of HECC's Petroleum Agreement are attractive. The Namibian government has proven to be a good partner, recognizing HECC's technical expertise and operating knowledge of the basin. Given the 1.1 billion barrel Unrisked Potential Resource*** cited by petroleum engineers, Netherland, Sewell and Associates, on one structure, and the 16 additional structural leads identified to date, we believe the concession adds considerable value to HECC.

*** **Resources** are quantities of oil and gas estimated *(based on available geoscientific data)* to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations. The resources referred to here are undiscovered.

*** **Unrisked Potential Resources** refer to those resources that may exist but will need the exploration process to proceed towards derisking such resources in order to determine if the possible accumulations of petroleum actually exist or not. Ultimately there will have to be a drilling operation to determine if the resources can be further risked and possibly physically verified to exist by virtue of a discovery. At the point of making a discovery through drilling, geoscientists can only then objectively determine if reserves of petroleum in commercially viable quantities actually exist and more closely estimate their actual volumes.

Worldwide Operations


Texas
Namibia
Domestic US
Oil and Gas Production
International
Exploration

International Operations - Additional Plans

HECC is actively seeking additional international concessions. International concessions can be less heavily explored and developed than domestic fields and can offer attractive economics and finding costs to those companies with the expertise to operate internationally. Not only is HECC's staff experienced and well equipped to evaluate, negotiate, obtain, and operate international concessions, but the current low commodity price environment is forcing many international oil and gas companies to release existing concessions or let them expire. HECC intends to take advantage of this "buyer's market" as opportunities arise. If its business plan is successful and it is able to move exploration forward and to attract joint venture partners for drilling, HECC plans to add several more concessions similar to Namibia to its portfolio.

Acquisition and Divestiture Strategy

HECC has attracted interest from industry partners who desire to purchase some or all of HECC's domestic or international assets after HECC has added value. HECC constantly evaluates opportunities to profitably monetize its projects and assets with an eye towards using proceeds to acquire distressed assets in the current low commodity price environment. Once acquired, HECC's goal is to add value through exploration, development and reserve migration and later sell the assets for a gain. Acquisition and divestiture *(A&D)* activity can occur at any time on an opportunistic basis.

We feel it is important to note our competitive advantage of technical expertise of our management group and the fact that we are a registered Texas P5 oil and gas operator with tremendous experience in Texas. We believe that this fact coupled with our production infrastructure in Galveston Bay that can support over 20,000 barrels per day of petroleum production gives us a competitive edge and provides a basis for us to obtain new acquisition capital from potential non-operating partners.